EXHIBIT 99.1

Investor Inquiries	Media Inquiries
Hawk Associates, Inc.	Rachel Martin
Frank Hawkins and Ken AuYeung	Edelman
(800) 987-8256	(323) 202-1031/(323) 893-1047
info@hawkassociates.com	Rachel.Martin@edelman.com

PEREGRINE PHARMACEUTICALS ANNOUNCES
FISCAL YEAR 2005 FINANCIAL RESULTS
AND OPERATIONAL HIGHLIGHTS

Tustin, CA -- July 14, 2005 - Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) today announced its financial results for the year ended April 30, 2005 and its operational highlights. Revenues generated by Avid Bioservices, Inc., the company's wholly-owned subsidiary, increased $1,645,000 (or 54%) to $4,684,000 compared to $3,039,000 for the prior year. This increase in revenues helped offset the company's consolidated net loss of $15,452,000, or $0.11 per basic and diluted share, compared to a net loss of $14,345,000, or $0.11 per basic and diluted share, for the prior year ended April 30, 2004.

Total revenues for the year increased to $4,959,000 compared to $3,314,000 in fiscal year 2004, an increase of 50%. The revenue improvement was due to an increase in contract manufacturing revenues from services provided by the company's wholly-owned subsidiary, Avid Bioservices, Inc.

Total costs and expenses increased $4,553,000 (or 28%) to $20,663,000 for the 2005 fiscal year from $16,110,000 for the year ended April 2004. The increase in total costs and expenses was due to a current year increase in the cost of contract manufacturing of $2,189,000 primarily related to the increase in activities at Avid, an increase in research and development expenses of $1,491,000 (or 15%), and an increase in selling, general and administrative expenses of $873,000 (or 21%).

This current year increase in research and development was primarily related to the advancement of Tarvacin™, for which the company received clearance from the FDA to initiate two separate clinical trials for the treatment of solid cancers and hepatitis C virus, combined with an increase in Cotara® related expenses associated with the collaboration with New Approaches to Brain Tumor Therapy (NABTT) consortium, as we plan to initiate the first part of the Phase II/III registration trial for the treatment of brain cancer. The current year increase in selling, general and administrative expenses was primarily due to an increase in expenses associated with the expansion of the company’s operations combined with an increase in fees associated with the implementation of section 404 of the Sarbanes-Oxley Act of 2002.

At April 30, 2005, the company had $9.8 million in cash and cash equivalents. From May 1, 2005 through the present, the company raised an additional $11.3 million in net proceeds from the sale of shares of its common stock and had a cash position of $16.9 million as of July 6, 2005. The company believes it has sufficient cash on hand to meet its obligations through at least fiscal year 2006.

Peregrine Pharmaceuticals’ president and CEO Steven W. King said, "We made significant progress on a number of fronts during this fiscal year. In addition to receiving FDA clearance to initiate our Tarvacin™ Phase 1 solid cancer and hepatitis C clinical trials, we entered into a collaboration with New Approaches to Brain Tumor Therapy to advance the Cotara® brain cancer clinical program. This should make fiscal year 2006 even more exciting as we expect to enroll patients in three separate clinical trials for the first time in the company’s history.”

Highlights of Fiscal Year 2005

Tarvacin™ for Solid Cancer Applications
During the fiscal year, the company’s researchers generated a significant amount of pre-clinical data supporting Tarvacin’s™ anti-cancer potential, showing that a Tarvacin™ equivalent plus radiation therapy reduced tumor growth by up to 98%. In January 2005,  the company received FDA clearance to commence a Phase I study for treatment of cancer using Tarvacin™. The Phase I trial is currently open for enrollment.

Tarvacin™ for Viral Applications
Our researchers generated a large body of pre-clinical evidence supporting Tarvacin’s™ ability to treat viral infection. In April 2005, compelling data was presented for the first time at the American Association of Immunologists (AAI) Meeting showing Tarvacin’s™ significant anti-viral activity. Peregrine also added two prominent virologists to its Scientific Resource Board:  Dr. Preston Marx, a leading AIDS researcher, and Dr. Stephen Smith, a prominent physician and researcher in the treatment of viral and infectious diseases. Concurrent with the AAI presentation, the company and the National Institute of Allergies and Infectious Diseases (NIAID) entered into a collaboration to evaluate Tarvacin’s™ anti-viral potential against up to 32 different viruses, including herpes viruses, respiratory viruses, pox viruses, hepatitis C virus, and viruses of biodefense concerns, including Pichinde (model virus for Lassa fever), Yellow Fever, West Nile and Dengue. During April 2005, we submitted the IND to treat patients with hepatitis C virus (HCV) and in May 2005, the company received FDA clearance to initiate this trial in which the company plans to enroll patients chronically infected with HCV in the near term.

Cotara® for Brain Cancer
In January 2005, Peregrine and New Approaches to Brain Tumor Therapy (NABTT) Consortium received approval for the Cotara® brain cancer protocol. Peregrine and NABTT are currently in the process of initiating the multi-center study at participating institutions. During June of 2005, ‘Neurosurgery’ published clinical data showing Cotara’s® promise for treating brain cancer.

About Peregrine Pharmaceuticals, Inc.
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a broad portfolio of products under development directed towards the treatment of cancer, viruses and other diseases. The company is in the process of initiating patient enrollment in a Tarvacin™ clinical trial for the treatment of all solid cancers and in a Cotara® clinical trial for the treatment of brain cancer. In addition, the company has received clearance from the FDA to initiate a Tarvacin™ Phase I clinical trial for the treatment of Hepatitis C virus infection, its first viral indication. Peregrine Pharmaceuticals is also developing Vascular Targeting Agents (VTAs), Anti-Angiogenesis, and Vasopermeation Enhancement Agents (VEAs) for the treatment of cancer and other diseases.

Peregrine Pharmaceuticals also has in-house expertise to develop and manufacture antibodies and recombinant proteins through its wholly-owned subsidiary, Avid Bioservices, Inc., (http://www.avidbio.com). Avid is engaged in providing contract manufacturing services and development of biologics for biopharmaceutical and biotechnology companies, including Peregrine.

Copies of Peregrine Pharmaceuticals press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.peregrineinc.com.

Statements in this press release which are not purely historical including statements regarding Peregrine Pharmaceutical’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, including, but not limited to, the following uncertainties: that safety and efficacy studies in the Phase I clinical cancer study may not correlate to safety and efficacy data from the pre-clinical animal models, the timing of enrolling all 28 patients under the Phase I study using Tarvacin™ for cancer, that pre-clinical binding studies of Tarvacin™ against various enveloped viruses may prove to be ineffective during clinical testing, the timing for initiating patient enrollment in the Tarvacin™ study in the near term, the timing for initiating the multi-center study with NABTT at participating institutions, continuing to receive assistance from scientists on our Scientific Resource Board in the evaluation of potential ways to use Anti-Phospholipid Therapy agents clinically to treat viral diseases and to move our 2C3 program toward clinical studies, and increased manufacturing activity at Avid Bioservices, Inc. due to the signing of a new contracts. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing and the outcomes of pre-clinical and clinical trials for our technologies; slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, the significant costs to develop our products as all of our products are currently in development, pre-clinical studies or clinical trials and no revenue has been generated from commercial product sales; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; complying with governmental regulations applicable to our business; consummating collaborative arrangements with corporate partners for product development; and achieving milestones under collaborative arrangements with corporate partners. Our business could be affected by all of the foregoing and a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2005. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake, to update or revise any forward-looking statements in this press release. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	TWELVE MONTHS ENDED
	April 30, 2005	April 30, 2004

REVENUES:
Contract manufacturing revenue	$4,684,000	$3,039,000
License revenue	275,000	275,000
Total revenues	4,959,000	3,314,000

COSTS AND EXPENSES:
Cost of contract manufacturing	4,401,000	2,212,000
Research and development	11,164,000	9,673,000
Selling, general and administrative	5,098,000	4,225,000

Total costs and expenses	20,663,000	16,110,000

LOSS FROM OPERATIONS	(15,704,000)	(12,796,000)

OTHER INCOME (EXPENSE):
Interest and other income	265,000	291,000
Interest and other expense	(13,000)	(1,840,000)

NET LOSS	$(15,452,000)	$(14,345,000)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	144,812,001	134,299,407

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.11)	$(0.11)

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PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	APRIL 30, 2005	APRIL 30, 2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,816,000	$14,884,000
Trade and other receivables, net of allowance for doubtful accounts of $69,000 and $64,000, respectively	486,000	1,520,000
Inventories	627,000	1,240,000
Prepaid expenses and other current assets	1,197,000	240,000

Total current assets	12,126,000	17,884,000

PROPERTY:
Leasehold improvements	494,000	389,000
Laboratory equipment	3,029,000	2,211,000
Furniture, fixtures and computer equipment	647,000	646,000

	4,170,000	3,246,000
Less accumulated depreciation and amortization	(2,532,000)	(2,373,000)

Property, net	1,638,000	873,000

OTHER ASSETS:
Note receivable, net of allowance of $1,512,000 and $1,581,000, respectively	-	-
Other	481,000	380,000

Total other assets	481,000	380,000

TOTAL ASSETS	$14,245,000	$19,137,000

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PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	APRIL 30, 2005	APRIL 30, 2004

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,325,000	$1,331,000
Accrued clinical trial site fees	8,000	54,000
Accrued legal and accounting fees	549,000	407,000
Accrued royalties and license fees	149,000	149,000
Accrued payroll and related costs	806,000	503,000
Notes payable, current portion	234,000	-
Other current liabilities	563,000	285,000
Deferred revenue	517,000	1,524,000

Total current liabilities	4,151,000	4,253,000

NOTES PAYABLE	434,000	-
DEFERRED LICENSE REVENUE	50,000	125,000
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$.001 par value; authorized 200,000,000 shares; outstanding - 152,983,460 and 141,268,182, respectively	153,000	141,000
Additional paid-in capital	180,011,000	168,969,000
Deferred stock compensation	(751,000)	-
Accumulated deficit	(169,803,000)	(154,351,000)

Total stockholders' equity	9,610,000	14,759,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,245,000	$19,137,000

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